SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) February 7, 1997

                             Mercury Finance Company
               (Exact name of registrant as specified in charter)


        Delaware                     1-10176          36-3627010
(State of other jurisdiction       (Commission       (IRS Employer
   of incorporation)               File Number)     Identification No.)



100 Field Drive, Lake Forest, Illinois                      60045
(Address of principal executive offices)                  (Zip Code)



Registrant's telephone number, including area code (847) 295-8600





                                       N/A
          (Former name or former address, if changed since last report)



Item 2.   Acquisition or Disposition of Assets

     See "Item 5. Other Events" for a description of the Loan and Security Agreement dated as of February 7, 1997 among certain financial institutions, Mercury Finance Company (the "Company") and certain subsidiaries of the Company, pursuant to which certain assets of the Company and its subsidiaries were pledged to secure amounts outstanding thereunder.

Item 5.   Other Events.

     The Company and all of its subsidiaries, other than its insurance company subsidiaries (collectively, the "Subsidiary Borrowers"; the Company and the Subsidiary Borrowers are collectively referred to as the "Borrowers") have entered into a Loan and Security Agreement, dated as of February 7, 1997 (the "Loan Agreement"), with certain financial institutions (collectively, the "Lenders") and BankAmerica Business Credit, Inc. as agent (in such capacity, the "Agent") for the Lenders. The Loan Agreement provides for the making of revolving loans by the Lenders to the Borrowers in the aggregate principal amount of $50,000,000 until March 10, 1997 (the "Stated Termination Date"), at which time the loans are repayable in full. The Stated Termination Date may be extended at the option of the Company until June 30, 1997, subject to the Company obtaining extensions of the existing waivers from certain lenders that have negative pledge restrictions in their credit documentation. Waivers from such lenders effective until the Stated Termination Date were obtained in connection with the Loan Agreement. The loans and commitment are subject to mandatory repayment and reduction, respectively, from ten percent of all net proceeds from asset sales. The Company may terminate the Loan Agreement on fifteen business days' notice to the Agent.

     Amounts outstanding under the Loan Agreement are secured by substantially all of the property and assets of the Borrowers, other than equipment and real estate. In addition, the Company has pledged to the Agent all of the capital stock of each Subsidiary Borrower. The loans accrue interest at Bank of America's Reference Rate at all times, other than during the continuance of any event of default, and at Bank of America's Reference Rate plus 2% per annum during the continuance of any event of default. An unused commitment fee equal to .25% per annum is payable with respect to the daily average unused portion of the commitment amount.

     Borrowings under the loan agreement are subject to the conditions precedent that no default or event of default exists thereunder and that all the representations and warranties are true and correct in all material respects. Provisions in the Loan Agreement include the requirement that Borrowers apply all loan proceeds for either general corporate purposes, to pay amounts due to affiliated insurance companies in the approximate amount of $6,000,000 and/or to pay interest on indebtedness for borrowed money; not create or suffer to exist any liens other than certain permitted liens; not create any new subsidiaries; maintain on a consolidated basis gross accounts and chattel paper of not less than $1 billion; maintain accurate and complete books and records; and provide prompt notice of any default or event of default, any material litigation or proceeding, or any labor action or violation of law that could reasonably be expected to have a material adverse effect on the Company and the Subsidiary Borrowers, taken as a whole.

     Events of default include the failure to pay any amounts under the Loan Agreement when due; any representation or warranty being untrue in any material respect when made; failure to observe any covenant; the filing of a voluntary bankruptcy petition or the making of a general assignment for the benefit of creditors; the filing of any involuntary bankruptcy proceeding that has not been dismissed within sixty days after being made; appointment of a receiver or liquidator; filing of a certificate of dissolution; judgment in excess of $100,000 that is not covered by insurance and is not stayed pending appeal; the failure of the Loan Agreement and other related documents to be in full force and effect; or the failure of any lien in favor of the Agent in any material portion of the collateral to be a perfected first priority lien. Upon the occurrence of any event of default the Agent may, and shall, at the direction of the Lenders holding 51% of the commitments, terminate the commitments and require that all amounts outstanding under the Loan Agreement be repaid in full.

     All assignments under the Loan Agreement require the consent of the Borrowers, such consent not to be unreasonably withheld and not required at any time when an event of default is continuing. BankAmerica Business Credit, Inc. is required to maintain a minimum commitment of $10,000,000.

     The above description is merely a summary of certain terms of the Loan Agreement, which is attached as Exhibit 10.1 to this Report on Form 8-K and incorporated herein by reference.


Item 7.   Financial Statements and Exhibits.

     (c)  Exhibits.

          Exhibit No.    Description of Document

          10.1 Loan and Security Agreement, dated as of February 7, 1997 among BankAmerica Business Credit, Inc., as agent, certain other financial institutions, Mercury Finance Company and certain of its subsidiaries.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                              Mercury Finance Company

Date:  February 13, 1997      By:  /s/ Bradley Vallem
                              Its: AVP & Treasurer



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